Exhibit 99.1

TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024
www.tollgrade.com

CORPORATE COMMUNICATIONS
Contact: Bob Butter, Corporate Communications / Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com
TOLLGRADE REPORTS THIRD QUARTER 2007 REVENUE OF $20.6 MILLION
Third Quarter Results Within Guidance Range
PITTSBURGH, PA, October 24, 2007 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenues of $20.6 million and earnings per share of $0.11 on a GAAP basis and $0.13 on a non-GAAP basis for the third quarter ended September 29, 2007. These results include a two-month contribution from the Broadband Test Division acquired on August 1, 2007 from Teradyne, Inc., which added approximately $4.2 million in revenue for the third quarter. Excluding the acquisition, revenues and earnings per share for the third quarter of 2007 were within the range of estimates the Company provided on July 18, 2007, which indicated revenues could range from $15 million to $19 million and GAAP earnings per share could range from $0.06 to $0.20.
In comparison, for the third quarter of 2006, revenues were $14.9 million with a per share loss of $(0.25) on a GAAP basis and earnings per share of $0.05 on a non-GAAP basis. On a year-to-date basis, for the nine-month period ended September 29, 2007, revenues were $47.8 million and earnings per share were $0.15 on a GAAP basis and $0.23 on a non-GAAP basis, compared with revenues of $48.8 million and a per share loss of $(0.26) on a GAAP basis and earnings per share of $0.05 on a non-GAAP basis in the corresponding prior year period.
“We are pleased with the initial integration and contribution of the Broadband Test Division that we acquired from Teradyne during the third quarter,” said Mark B. Peterson, Tollgrade’s President and CEO. “This addition to Tollgrade’s portfolio helps to significantly enhance our international footprint. Separately, we made significant progress during the third quarter in receiving site acceptances for one of our large international projects, but our customer’s time frame for trial and acceptance of our newer technologies has been extended beyond what was expected. As a result, this phase of the project will continue into 2008,” Peterson added.
“Regarding our core markets and customers, we remain patient and cautiously optimistic as most have yet to finalize their transitions and approach to upgrading network service assurance solutions. As our markets and business evolve, we remain focused on customers and new product trials in process, and we will continue to seek opportunities for operational effectiveness,” concluded Peterson.
Third Quarter 2007 Revenue Results
Sales of Tollgrade’s DigiTest® system products were $6.8 million in the third quarter of 2007, compared to $4.3 million in the same period of 2006. These results include significant revenues from DigiTest HUB™ products. These revenues increased as a result of progress on ongoing international projects which involve DigiTest, offset by lower sales of N(x)Test™ product offerings.
Overall sales of cable hardware and software products remained relatively flat at $2.8 million in the third quarter of 2007 compared to $2.9 million in the third quarter of the prior year.
Sales of LoopCare™ software products, separate from and unrelated to the Company’s DigiTest system products, were $0.2 million in the third quarter of 2007 compared to $0.7 million for the third quarter of 2006. Service providers continue to carefully evaluate expenditures in this area which has constrained purchases and substantially lengthened selling cycles. Overall LoopCare software license fees and services revenues, including the separate software products previously discussed, were $2.3 million in the third quarter of 2007 and $2.9 in the third quarter of 2006.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $3.6 million in the third quarter of 2007, compared to $4.1 million in the corresponding prior year quarter. Periodic demand for this product continues to be driven by emphasis on DSL rollouts at remote terminal sites by certain RBOC customers.
Third quarter 2007 sales from Services, which includes installation oversight and project management services and software maintenance fees, were relatively flat at $3.0 million compared to $2.9 million in the third quarter of the prior year.
Sales of products from the newly acquired Broadband Test Division were $4.2 million for the quarter. These sales were comprised of hardware, software and services, including software maintenance.
Third Quarter 2007 Financial and Operating Data
Gross profit for the third quarter of 2007 was $10.9 million, compared to $3.2 million in the third quarter of 2006, which includes a charge of $4.3 million associated with the write down of certain inventory. Exclusive of the charge, gross profit on a non-GAAP basis was $7.6 million in the prior year quarter. As a percentage of sales, gross profit for the third quarter of 2007 was 53.2% on a GAAP basis. For the prior year quarter, gross profit as a percentage of sales was

21.4% on a GAAP basis, and 50.5% on a non-GAAP basis. The increase in gross profit as a percentage of sales between years is due primarily to a more favorable product mix.
Including restructuring charges, the Company’s operating expenses were $9.5 million for the third quarter of 2007, compared to $8.9 million in the prior year quarter. Excluding restructuring charges for both periods, operating expenses were $9.2 million and $7.4 million in the third quarter of 2007 and 2006, respectively.
Selling and marketing expenses in the third quarter of 2007 were $2.9 million, an increase of $0.4 million from the same period in 2006. The increase is primarily associated with additional costs related to the Broadband Test Division acquisition.
General and administrative expenses were $2.7 million for the third quarter 2007 compared to $1.8 million in the third quarter of 2006. The increase is related to additional professional expenses from the acquisition of the Broadband Test Division, as well as other incremental recruiting and consultation costs.
Research and development costs were $3.7 million for the third quarter 2007 compared to $3.2 million in the third quarter 2006. The increase is primarily associated with additional costs related to the aforementioned acquisition.
Overall, the Company’s operating expenses in the third quarter of 2007 included costs related to the acquisition, which are not expected to reoccur. These costs amounted to $0.8 million and are comprised of legal, rental and consultation costs necessary to establish and create organizational and operating structure for the Broadband Test Division.
The effective tax rate for the third quarter of 2007 was approximately 33%, compared to approximately 35% in the prior year quarter. The decrease is associated with the proportional impact of certain permanent items relative to pre-tax income.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $20.7 million as of September 29, 2007, compared to a backlog of $10 million as of December 31, 2006. The current order backlog includes approximately $9.6 million of the newly acquired Broadband Test Division’s products and services. Further, the backlog at September 29, 2007 and December 31, 2006 included approximately $8.1 million and $5.7 million, respectively, related to software maintenance contracts, which is primarily earned and recognized as income on a straight-line basis during the remaining terms of these agreements.
Management expects that approximately 43% of the current total backlog will be recognized as revenue in the fourth quarter of 2007.

Fourth Quarter 2007 Outlook
“Regarding our fourth quarter 2007 outlook, we expect revenues to range from $17 million to $21 million, of which we expect an estimated $5.0 million contribution from the newly acquired Broadband Test Division,” said Peterson. “We expect fourth quarter earnings per share to range from $0.04 to $0.13 on a GAAP basis,” added Peterson.
Commenting on earnings for the full year, Peterson said, “This year, we had hoped to reach $0.50 earnings per share. While we have made progress, there are a number of factors and circumstances that we expect will prevent us from meeting this goal. Those factors include: delays in one of our large international projects, general domestic market delays caused by customers not yet finalizing their transitions and approach to upgrading their access network service assurance solutions, extended schedules for general availability and customer adoption of new complex products, including those sourced for a large international market, and a challenging market for selling LoopCare features to RBOCs,” he added.
“We will continue to refine our business strategy in the coming months. In the Letter to Shareholders in our 2006 annual report, we noted one element of this strategy was to explore opportunities to expand centralized network assurance to the power utility industry. We have now developed prototypes aimed at “Smart Grid” applications, in particular, applications for the purpose of isolating faults and improving the overall reliability of the Distribution Grid, and detecting and preventing pending equipment failures. Most recently, we have been selected by one of the nation’s largest power utilities for a trial of our new technology. Although we still have additional research, development and marketing work yet to do before we see the benefits of this effort, we are excited at the prospect of entering this sector with our solutions,” concluded Peterson.
Conference Call and Webcast
A conference call to discuss earnings results for the third quarter of 2007 will be held on October 25, 2007 at 9:00 a.m., Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s Third Quarter 2007 Earnings Results Call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=43143
About Tollgrade

Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 300 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com
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(Financial Tables Follow)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	29, 2007	30, 2006	29, 2007	30, 2006
Revenues:
Products	$14,994	$12,053	$36,443	$38,828
Services	5,584	2,896	11,358	9,982

	20,578	14,949	47,801	48,810

Cost of sales:
Products	7,305	5,454	16,758	19,238
Services	1,424	982	3,234	3,601
Amortization	903	962	2,041	2,853
Inventory write-down	—	4,346	—	4,346

	9,632	11,744	22,033	30,038

Gross profit	10,946	3,205	25,768	18,772

Operating expenses:
Selling and marketing	2,853	2,459	7,363	8,081
General and administrative	2,673	1,751	7,121	5,935
Research and development	3,694	3,233	9,639	10,484
Restructuring expense	233	1,500	827	1,500

Total operating expenses	9,453	8,943	24,950	26,000

Income (loss) from operations	1,493	(5,738)	818	(7,228)
Other income	635	729	2,151	1,984

Income (loss) before income taxes	2,128	(5,009)	2,969	(5,244)
Provision (benefit)for income taxes	702	(1,759)	982	(1,826)

Net income (loss)	$1,426	$(3,250)	$1,987	$(3,418)

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,440	13,247	13,467	13,236

Net income (loss) per common and common equivalent shares	$0.11	$(0.25)	$0.15	$(0.26)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September	December
	29, 2007	31, 2006
ASSETS

Current assets:

Cash and cash equivalents	$46,116	$57,378
Short-term investments	7,724	5,323
Accounts receivable:
Trade	18,313	15,149
Other	1,970	1,918
Inventories	13,170	8,556
Prepaid expenses	813	776
Receivable from officer	—	148
Deferred and refundable tax assets	2,027	2,939
Assets held for sale	272	1,190

Total current assets	90,405	93,377

Property and equipment, net	3,674	3,301
Intangibles and capitalized software costs, net	47,775	41,487
Goodwill	24,665	23,836
Other assets	332	351

Total assets	$166,851	$162,352

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,265	$1,580
Accrued warranty	1,989	2,135
Accrued expenses	2,755	2,590
Accrued salaries and wages	388	658
Accrued royalties payable	525	200
Deferred revenue	3,226	2,783

Total current liabilities	11,148	9,946

Pension obligation	787	—
Deferred tax liabilities and other taxes	3,600	2,962

Total liabilities	15,535	12,908

Total shareholders’ equity	151,316	149,444

Total liabilities and shareholders’ equity	$166,851	$162,352

—More —

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 29,	September 30,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$1,987	$(3,418)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,258	4,483
Compensation expense related to stock plans	829	378
Deferred income taxes	1,547	(1,635)
Excess tax benefits from share-based compensation	(10)	—
Restructuring charges	827	5,338
Provisions for losses on inventories	333	(44)
Provision for allowance for doubtful accounts	96	19
Changes in assets and liabilities:
Accounts receivable-trade	525	(3,770)
Accounts receivable-other	(49)	48
Inventories	(3,730)	(4,208)
Prepaid expenses and other assets	112	570
Accounts payable	215	(425)
Accrued warranty	(146)	(87)
Accrued expenses and other liabilities	(1,651)	587
Accrued royalties payable	318	(421)
Income taxes payable	—	(428)

Net cash provided by (used in) operating activities	4,461	(3,013)

Cash flows from investing activities:
Purchase of Emerson test division	—	(5,501)
Purchase of Broadband Test Division of Teradyne	(11,927)	—
Purchase of short-term investments	(11,608)	(7,589)
Redemption/maturity of short-term investments	9,207	18,354
Capital expenditures, including capitalized software	(1,220)	(1,003)
Sale of assets held for sale	892	—

Net cash (used in) provided by investing activities	(14,656)	4,261

Cash flows from financing activities:
Repurchase of treasury shares	(1,109)	—
Excess tax benefits from share-based compensation	10	94
Proceeds from exercise of stock options	89	406

Net cash (used in) provided by financing activities	(1,010)	500

Net (decrease) increase in cash and cash equivalents	(11,205)	1,748
Effect of exchange rate changes on cash and cash equivalents	(57)	—
Cash and cash equivalents at beginning of period	57,378	49,421

Cash and cash equivalents at end of period	$46,116	$51,169

Explanation of Non-GAAP Measures
During the third quarter of 2007, we continued the restructuring program that we announced on July 27, 2006, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the non-recurring charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items. Our non-GAAP financial measures also exclude share–based compensation expense. These expenses consist of expenses for employee stock options and restricted stock grants. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three and nine month periods ended September 29, 2007 and September 30, 2006, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:

•	Restructuring expense: For the three and nine month periods ended September 29, 2007 and September 30, 2006, we have excluded the effect of the restructuring program from our GAAP gross profit, operating expense, operating income, net income and diluted EPS. The restructuring program included charges primarily associated with write-down of inventory, employee severance, refinement of estimates related to relocation and lease termination costs. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense. For the three and nine month periods ended September 29, 2007 and September 30, 2006, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating income, net income and diluted EPS. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.
Reconciliation to GAAP- Quarter Ended September 29, 2007 (Unaudited)

	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Expense	Income	Income	EPS

GAAP Reported Results	$9,453	$1,493	$1,426	$0.11
Restructuring expense	(233)	233	156	0.01
Stock-based compensation expense	(200)	200	134	0.01

Non-GAAP Results, Excluding special items	$9,020	$1,926	$1,716	$0.13

Reconciliation to GAAP- Nine Months Ended September 29, 2007 (Unaudited)

	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Expense	Income	Income	EPS

GAAP Reported Results	$24,950	$818	$1,987	$0.15
Restructuring expense	(827)	827	553	0.04
Stock-based compensation expense	(828)	828	554	0.04

Non-GAAP Results, Excluding special items	$23,295	$2,473	$3,094	$0.23

Reconciliation to GAAP- Quarter Ended September 30, 2006 (Unaudited)

					Net
		Gross Profit	Operating	Operating	(Loss)	Diluted
(In thousands, except per share amount)	Gross Profit	Percentage	Expense	(Loss) Income	Income	EPS

GAAP Reported Results	$3,205	21.4%	$8,943	$(5,738)	$(3,250)	($0.25)
Inventory write-down	4,346	29.1%		4,346	2,868	0.22
Restructuring expense	—	—	(1,500)	1,500	990	0.07
Stock-based compensation expense	—	—	(149)	149	97	0.01

Non-GAAP Results, Excluding special items	$7,551	50.5%	$7,294	$257	$705	$0.05

Reconciliation to GAAP- Nine Months Ended September 30, 2006 (Unaudited)

					Net
		Gross Profit	Operating	Operating	(Loss)	Diluted
(In thousands, except per share amount)	Gross Profit	Percentage	Expense	(Loss) Income	Income	EPS

GAAP Reported Results	$18,772	38.5%	$26,000	$(7,228)	$(3,418)	($0.26)
Inventory write-down	$4,346	8.9%		4,346	2,868	0.22
Restructuring expense	—	—	(1,500)	1,500	990	0.07
Stock-based compensation expense	—	—	(378)	378	246	0.02

Non-GAAP Results, Excluding special items	$23,118	47.4%	$24,122	$(1,004)	$686	$0.05

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the fourth quarter of 2007 and the full year 2007, its ability to resolve timing and implementation issues in one of its large international projects, new product initiatives, including the development schedules for general availability of several new complex products, its participation in the fundamental network migration currently underway in the telecommunications industry, its ability to align its products more closely with its customers’ focus on new network and service platform development, a challenging market for selling LoopCare features to the RBOCs and competitive carriers, and its confidence in winning broadband customers. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) inability to complete sales, or possible delays in deployment, of products under international projects due possible delays in completing the legal and commercial terms for such projects, including the timely receipt of purchase orders for such projects, project delays or cancellations, political instability, inability to obtain proper acceptances or other unforeseen obstacles or delays; (b) inability to complete or possible delays in completing certain research and development efforts required for several new complex products, including without limitation our DigiTest ICE™ product and our “Smart Grid” products currently under development, and any failure of our customers to adopt new products in the volumes and within the time frames anticipated; (c) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (d) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (e) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (f) lower than expected demand for our cable testing products and pricing pressures on those products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (g) lower than expected demand for our telecom testing products in the competitive local exchange carrier market; (h) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (i) the ability to manage the risks associated with and to grow our business; (j) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; (k) our ability to efficiently integrate acquired businesses and achieve expected synergies, in particular, the acquisition of the Broadband Testing Division of Teradyne, Inc., and management distraction from other important strategic initiatives which may be caused by such efforts; and (l) delays in the rate of acceptance of our new product initiatives, including without limitation our DigiTest ICE™ product and our “Smart Grid” products currently under development, in the markets into which they will be sold, caused by extended testing or acceptance periods, requests for custom or modified engineering of such products, and customer budget cycles, among other factors. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2006 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.

™    LoopCare is a trademark of Tollgrade Communications, Inc.
™    N(x)Test is a trademark of Tollgrade Communications, Inc.
™    HUB is a trademark of Tollgrade Communications, Inc.
™    ICE is a trademark of Tollgrade Communications, Inc.
®    DigiTest is a registered trademark of Tollgrade Communications, Inc.
®    MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.